EXHIBIT G(18)
                                   FORM OF
                     FOREIGN CUSTODY MONITORING AGREEMENT


     AGREEMENT made as of July 31, 2000 between NORTHERN FUNDS, a Delaware business trust (the "Trust"), and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has retained Northern to furnish investment advisory, custodial and other services;

     WHEREAS, the Board of Trustees of the Trust wishes to delegate to Northern the responsibility of monitoring the Trust's foreign custody arrangements as provided in Rule 17f-5 under the 1940 Act, and Northern is willing to undertake such responsibility;

     WHEREAS, the Board of Trustees of the Trust has determined that it is reasonable to rely on Northern to perform the responsibilities delegated to it under this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

      1. The Trust hereby delegates to Northern the responsibility of monitoring foreign custody arrangements for the Trust's existing and future investment portfolios in accordance with Rule 17f-5 under the 1940 Act, and Northern accepts such delegation and agrees to furnish the services set forth herein.

      2. With respect to each foreign sub-custodian that holds assets of any investment portfolio of the Trust, Northern shall:

            (a) determine that the Trust's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with such foreign sub-custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

                  (i) the foreign sub-custodian's practices, procedures and internal controls, including but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records and the security and data protection practices;

                  (ii) whether the foreign sub-custodian has the requisite financial strength to provide reasonable care for the Trust's assets;

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                  (iii)   the foreign sub-custodian's general reputation and
                          standing and, in the case of a foreign securities depository, the depository's operating history and number of participants; and

                  (iv) whether the Trust will have jurisdiction over and be able to enforce judgments against the foreign sub-custodian, such as by virtue of the existence of any offices of the foreign sub-custodian in the United States or the foreign sub-custodian's consent to service of process in the United States.

            (b) determine that the written contract with such foreign sub-custodian governing the foreign custody arrangements (or, in the case of a foreign securities depository, that a written contract, the rules or established practices or procedures of the depository or any combination of the foregoing) will provide reasonable care for the Trust's assets based on the standards specified in paragraph 2(a) above, and that such contract includes provisions that at least provide the following; provided, however, that such contract may contain, in lieu of any or all of the provisions specified in (b)(i) through (b)(v), such other provisions that Northern determines will provide, in their entirety, the same or a greater level of care and protection for the Trust's assets as those provided in (b)(i) through (b)(v) in their entirety:


                  (i) for indemnification or insurance arrangements (or any combination of the foregoing) such that the Trust will be adequately protected against the risk of loss of assets held in accordance with such contract;

                  (ii) that the Trust's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign sub-custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the sub-custodian arising under bankruptcy, insolvency, or similar laws;

                  (iii) that beneficial ownership for the Trust's assets will be freely transferable without the payment of money or value other than for safe custody or administration;

                  (iv) that adequate records will be maintained identifying the assets as belonging to the Trust or as being held by a third party for the benefit of the Trust and that the Trust's independent public accountants will be given access to those records or confirmation of the contents of those records; and


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                  (v)    that the Trust will receive periodic reports with
                         respect to the safekeeping of the Trust's assets, including, but not limited to, notification of any transfer to or from the Trust's account or a third party account containing assets held for the benefit of the Trust.

            (c) establish a system to monitor the appropriateness of maintaining the Trust's assets with such foreign sub-custodian and the contract governing the Trust's foreign custody arrangements;

            (d) provide to the Trust's Board of Trustees, at least annually, written reports notifying the Board of the placement of the Trust's assets with a particular foreign sub-custodian and quarterly reports on any material changes to the Trust's foreign custody arrangements; and

            (e) withdraw the Trust's assets from any foreign sub-custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

      3. In providing the services set forth above, Northern agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Trust's assets would exercise.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written

                              NORTHERN FUNDS


                              By:
                                 -------------------------------
                                 (Authorized Officer)


                              THE NORTHERN TRUST COMPANY



                              By:
                                 -------------------------------
                                 (Authorized Officer)
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